Exhibit 10.1

June 5, 2018

Eric Chin

c/o 1668 South Garfield Ave., 2nd Fl.

Alhambra, CA 91801

Dear Eric,

Congratulations! It gives us great pleasure to extend this offer to you as outlined below. It is acknowledged that this offer is being made in conjunction with the prior offer of employment (the “NMM Offer”) made by our wholly-owned subsidiary, Network Medical Management (“NMM”), to be employed as NMM’s Chief Financial Officer commencing in March 2018, which NMM Offer was accepted by you.

POSITION:	Pursuant to this offer letter, your position will be Chief Financial Officer (“CFO”) of Apollo Medical Holdings (“Apollo” or the “Company”), commencing on the effective date of termination of employment of the current Chief Financial Officer of the Company (anticipated to be on June 30, 2018) (the “Commencement Date”).

DEPARTMENT:	Finance

COMPENSATION:	The above-offered position is an exempt status position. From and after the Commencement Date, the combined aggregate compensation payable to you (i) as the Company’s Chief Financial Officer, and (ii) as NMM’s Chief Financial Officer, will be $300,000.00 annually and will be paid according to current payroll practice. For the avoidance of doubt, from and after the Commencement Date, the annual compensation payable by Apollo under this offer letter and the compensation payable by NMM under the NMM Offer shall not exceed $300,000.00 in the aggregate.

START DATE:	The Commencement Date, unless other mutually acceptable arrangements are made.

REVIEW:	Your performance will be evaluated within your first 90 days of employment and yearly thereafter.

BENEFITS:	The benefits available to you as the Company’s Chief Financial Officer will be combined with (and not in addition to) the benefits currently offered by NMM pursuant to the NMM Offer, specifically:

Your health benefits medical, dental and vision will be available to you the first of the month following 30 days from date of hire. Other benefits will be available to you following your 90 days introductory period. (i) $30,000 guaranteed minimum bonus annually (prorated if terminated without cause), (ii) on an annual basis, options to acquire shares of common stock of the Company having an aggregate valuation in the amount of $30,000 based on the then-current fair market value of such common stock, and (iii) eligibility to participate in the Company’s 401(k) plan after 6 months of employment.

For the avoidance of doubt, from and after the Commencement Date, the benefits available to you under this offer letter and the benefits available to you under the NMM Offer shall not exceed the above-described benefits in the aggregate.

REPORTING:	You will be reporting to Hing Ang, the Company’s Chief Operating Officer.

LOCATION:	This position will be located at 1680 S. Garfield Ave., Alhambra, CA 91801.

This offer is contingent upon your passing a drug test, completing a pre-employment physical and satisfactory information on your background check and references.

You will also be required to verify eligibility to work in the United States, which you would need to bring with you on your first day of employment We have attached a copy of acceptable documentation for your convenience.

While I hope that we both find our professional relationship mutually beneficial, this is an at-will position; you have the right to terminate your employment at any time and so does the Company. The Company may transfer, reassign, suspend or demote you, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.

Unless you complete the drug screen and pre-employment physical examination, the Company may rescind this offer.

This letter contains the entire agreement with respect to your employment. It supersedes any and all other agreements, either oral or in writing, with respect to the employment relationship. You and the Company acknowledge and agree that no representations, inducements, promises or agreements, oral or otherwise, have been made between you and the Company, or anyone acting on behalf of you or the Company, which are not included in this letter.

The terms of your employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement in writing signed by both you and the Human Resources Department of the Company.

Should any questions arise regarding your employment between now and the day that you join us, please feel free to contact us.

Please sign below and return the original of this letter to the Human Resources Department on or before your first day of employment.

On your first day of employment you should report to the Human Resource’s office located at 1668 S. Garfield Ave., 2nd Floor, Alhambra, CA at 9:00 am for orientation.

We are looking forward to having you as a part of our team. We hope that your employment with the Company be rewarding and mutually beneficial. Welcome aboard!

Sincerely,

/s/ Dr. Thomas Lam
Co-Chief Executive Officer

Agreed and Accepted:

/s/ Eric Chin	June 5, 2018
Employee Signature	Date